CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SkyBridge G II Fund, LLC:

We consent to the use in this pre-effective Amendment No. 2 to the Registration Statement No. 333-174399 on Form N-2 of our report dated September 27, 2011 with respect to the statement of assets and liabilities of SkyBridge G II Fund, LLC as of September 27, 2011 and statement of operations for the period from May 9, 2011 (date of formation) to September 27, 2011, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus.

/s/ KPMG LLP

New York, New York
October 25, 2011